ENDORSEMENT
                          APPLICABLE TO DEFINED BENEFIT
                           QUALIFIED PLAN CERTIFICATES


When  issued  with this  Endorsement,  this  Certificate  is a  "Qualified  Plan
Certificate" which is issued to a trustee of a trust forming part of a plan which is qualified under Section 401(a) of the Code. All provisions of the Certificate and other endorsements apply except as expressly modified by this Endorsement.

EMPLOYER (SECTION 1.13): "Employer" means any Employer that has adopted a Plan qualified under Section 401(a) of the Code. The Employer with reference to this Certificate is named in the Data pages.

OWNER (SECTION 1.17): "Owner" means the trustee of a trust for a Plan. The Owner with reference to this Certificate is named in the Data pages.

PLAN (SECTION 1.18): "Plan" means a defined benefit plan adopted by the Employer that is intended to meet the requirements for qualification under Section 401(a) of the Code. The Plan with reference to the Certificate is named in the Data pages.

1.       LIMITS ON CONTRIBUTIONS (SECTION 3.02):

         No Contributions shall be accepted from any employee. The Employer shall contribute to the Certificate such amounts and at such times as shall be determined by the Plan's trustee. Restrictions, if any, on the dollar amount or number of Contributions are stated in the Data pages.

2.       TERMINATION (SECTION 5.02):

         This Certificate will also terminate if,

         (d) The Owner directs us to pay out the Cash Value under this Certificate.

         (e) The Owner directs us to convert the Certificate to a Rollover IRA according to our rules in effect at the time. However, the converted Certificate will be issued with the same Contract Date as this Certificate.

3.       DEATH BENEFIT (SECTION 6.01)

         The beneficiary described in Section 6.02 shall be the Owner of this Certificate. After the death of the Annuitant but before the death benefit is paid, the Owner may instruct us in writing in a form we accept to make the death benefit payable to the Annuitant's beneficiary under the Plan.


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4.       ANNUITY COMMENCEMENT DATE (SECTION 7.03):

         Any distribution option under this Certificate must meet any minimum distribution requirements under Section 401(a)(9) of the Code which apply after the "Required Beginning Date" which is April 1st following the calendar year which is generally the later of the year in which the Annuitant (i) attains age 70 1/2 or (ii) retires from service of the employer sponsoring the Plan.

5.       ASSIGNMENTS, NONTRANSFERABILITY, NONFORFEITABILITY (SECTION 9.05):

         This Certificate and any amounts payable pursuant to this Certificate may not be assigned, pledged, transferred or encumbered except as permitted under applicable law. The above restriction does not apply to a change authorized by a qualified domestic relations order defined in
         Section 414(p) of the Code.

6.       OWNER'S RESPONSIBILITY:

         We will make no payment under this Certificate without instructions from the Owner in a form we accept and we will be fully discharged from any liability with respect thereto to the extent such payments are made pursuant to such instructions.

7.       PLAN QUALIFICATION:

         A "Qualified Plan" is a plan that meets the requirements for qualification under Section 401(a) of the Code. The Owner is to provide a determination letter from the Internal Revenue Service that the Plan is qualified under Section 401(a) of the Code, or an attorney's opinion that the Plan is qualifiable under Section 401(a) of the Code, and if at any time the Plan is no longer a Qualified Plan, the Owner is to give us prompt written notice thereof.

         If the Owner gives notice that the Plan is no longer a Qualified Plan, then upon at least thirty days advance written notice to the Owner, we will terminate the Certificate under Section 5.02.


NEW YORK,

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



/s/Edward D. Miller
------------------------------------
Chairman and Chief Executive Officer


/s/Pauline Sherman
-------------------------------------------------------
Vice President, Secretary and Associate General Counsel